Exhibit to Accompany
Sub-Item 77 (O): Transactions effected pursuant to Rule 10f-3
FORM N-SAR

RREEF RReal Estate Securities Fund (the "Fund")
File Number: 811-9589
Period: December 01, 2001 through May 31, 2002


Name of Issuer: Heritage Property Investment
Date of Offering: 04/23/02
Date of Purchase: 04/23/02
Underwriter from whom purchased: Merrill Lynch

Aggregate principle amount of purchase: $150,000;
  Aggregate principle amount ofoffering: $450 million
Purchase price (net of fees and expenses):$25 / share
Commission, spread or profit: $0 / share